                                       Your Contract Information
--------------------------------------------------------------------------------

RIDER


GENERAL
This rider is attached to and made a part of this contract in connection with the use of this contract as an annuity under the Texas Optional Retirement Program and any amendments thereto. Contract provisions are hereby modified as indicated below.

CASH WITHDRAWAL
Prior to the Annuity Commencement Date, the Withdrawal Value under this Contract shall not be subject to any withdrawal by the Owner until such time as the Annuity Commencement Date is reached or until the Participant dies, terminates his employment due to total disability, accepts retirement or terminates employment in a Texas institution of higher education which qualifies to operate an Optional Retirement Program. No partial withdrawal will be granted by Minnesota Mutual and the Contract may not be surrendered for the Withdrawal Value without certification:

    (a) from the designated official of the Participant's employer that the employment of the Participant has terminated, and

    (b) from the Participant that he is not at that time employed by a Texas institution of higher education which qualifies to operated an Optional Retirement Program and that the Participant does not intend to therefore become employed by such an institution, or

    (c) by the Participant and the Participant's employer that the Withdrawal Value is to be transferred to another carrier qualified to participate in the Optional Retirement Program.

ANNUITY COMMENCEMENT DATE
The annuity Commencement Date shall be that date selected by the Owner in accordance with the terms of the Contract, provided, however, that the Annuity Commencement Date shall not be prior to the date the Participant terminates his employment due to total disability, accepts retirement or terminates employment in the Texas public institutions of higher education.

                     THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY
         HAS ISSUED THIS AGREEMENT AS A PART OF THE CONTRACT TO WHICH IT IS
                                      ATTACHED

Rider- Texas Optional Retirement Program



F. 22976 Rev. 9-81